Exhibit 99.1

News Release

Investor Relations Contact:

Molly Plyler

The Blueshirt Group

415-217-7722

molly@blueshirtgroup.com

InsWeb Reports Record Fiscal 2007 Financial Results and First Year of Profitability

•                  2007 Total Revenues of $33.2 Million; 2007 Net Income of $2.4 Million

•                  Reminder: Conference Call and Webcast today at 5:00 pm ET; Dial-In:  (800) 218-4007

SACRAMENTO, Calif., January 24, 2008 — InsWeb Corp. (NASDAQ: INSW), a leading online insurance marketplace, today announced results for the fourth quarter and year ended December 31, 2007.

Revenues for the fourth quarter of 2007 were $7.7 million, an increase of approximately 33% as compared to $5.8 million in the fourth quarter of 2006.  Net income for the fourth quarter of 2007 was $1.3 million, or $0.23 per diluted share, which includes a one-time benefit of $985,000 related to a decrease in a lease loss accrual, compared to a net loss in the fourth quarter of 2006 of $0.3 million, or $0.08 per diluted share. The decrease in lease loss accrual relates to properties formerly used as the company’s headquarters, which are subleased through September 2008.

Revenues for fiscal 2007 were a record $33.2 million, an increase of approximately 16% over the $28.5 million for fiscal 2006.  Net income for fiscal 2007 was a record $2.4 million, or $0.46 per diluted share.  This compares with a net loss of $3.4 million, or $0.82 per diluted share, for fiscal 2006.

Adjusted EBITDA, a non-GAAP financial measure used by InsWeb’s management and defined below, amounted to $617,000  in the fourth quarter of 2007, compared to $692,000, including $35,000 in severance expense, in the third quarter of 2007. Adjusted EBITDA for fiscal 2007 was a record $2.7 million, compared to a loss of $4.9 million for fiscal 2006.

“Our record fiscal 2007 results and first year of profitability reflect our continued success in evolving our model and scaling our business.  We are pleased to have posted four consecutive quarters of net income and sustained profitability in the fourth quarter despite traditional seasonality within the insurance industry during the holiday period,” stated InsWeb Chairman & CEO Hussein Enan.   “Since launching our AgentInsider® Agent Directory in the first week of January 2008,  early results have been promising, as we have already registered approximately 450 Auto and Home agents and generated initial advertising and listings/subscription revenue, both of which represent new revenue streams for InsWeb.  As we enter fiscal 2008, we believe the successful scaling of this offering will provide InsWeb with an opportunity for continued growth and expansion.  Looking ahead, we expect our year-over-year growth in 2008 to exceed that of 2007, along with expanding profitability.”

As previously reported, InsWeb is a defendant in a patent infringement lawsuit brought by Autobytel.  InsWeb has been a business partner with Autobytel and/or its subsidiaries for more than 6 years and contends that the relevant functional aspects of InsWeb’s technology has not materially changed since 1997, a date that precedes Autobytel’s patent application by more than one year.  As a business partner, Autobytel knew of InsWeb’s business processes for many years without complaining of infringement.  While this litigation is in the early stages, InsWeb’s retained counsel believes the Company has meritorious defenses of non-infringement, patent invalidity and unenforceability.  InsWeb intends to defend itself vigorously and pursue all available options with regard to this action.

Non-GAAP Financial Information

In evaluating InsWeb’s business, the Company’s management considers and uses Adjusted EBITDA as a supplemental measure of operating performance.  Adjusted EBITDA refers to a financial measure that the Company defines as net income (loss) excluding net interest, taxes, depreciation, amortization, share-based compensation, severance, and other one-time gains and losses that are not related to the Company’s continuing operations.  This measure is an essential component of InsWeb’s internal planning process because it facilitates period-to-period comparisons of the Company’s operating performance by eliminating potential differences in net income (loss) caused by the existence and timing of non-cash charges and non-recurring gains and losses.  Furthermore, Adjusted EBITDA reflects the key revenue and expense items for which InsWeb’s operating managers are responsible and upon which the Company evaluates their performance.

InsWeb Corporation

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

(In thousands)

(unaudited)

	Three months ended			Twelve months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007 Year	2006 Year
Net income (loss)	$1,341	$464	$(336)	$2,421	$(3,370)
Less
Lease loss accrual	985	—	—	985	—
Interest Income, net	91	108	139	378	425
Gain on sale of InsWeb Insurance Services’ property and casualty book of business	—	—	—	—	2,044
Add
Provision for income taxes	45	—	—	45	—
Share-based compensation expense	276	264	185	1,114	431
Depreciation and amortization of property and equipment from continuing operations	31	37	45	153	222
Severance expense	—	35	—	343	242
Adjusted EBITDA from continuing operations	$617	$692	$(245)	$2,713	$(4,944)

Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and has limitations as an analytical tool.  You should not consider it in isolation or as a substitute for the Company’s U.S. GAAP net income (loss).  The principal limitations of this measure are that: 1) it does not reflect the Company’s actual expenses and may thus have the effect of inflating the Company’s net income and net income per share; and 2) it may not be comparable to Adjusted EBITDA as reported by other companies.

Earnings Call Information

The InsWeb fourth quarter teleconference and webcast is scheduled to begin at 2:00 p.m., Pacific Time, on Thursday, January 24, 2008. To participate on the live call, analysts and investors should dial 800-218-4007 at least ten minutes prior to the call.  InsWeb will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the Company’s Web site at

http://investor.insweb.com/index.cfm.

About InsWeb

InsWeb (NasdaqCM: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

For further information regarding InsWeb Corporation, please review the Company’s filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in particular Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This news release contains forward-looking statements reflecting management’s current forecast of certain aspects of the Company’s future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements expressing the intent, belief or current expectations of the Company and members of our management team regarding: projected future revenues, revenue growth, expenses, profitability and financial position; marketing and consumer acquisition; the results of strategic initiatives, including AgentInsider; increased or decreased participation by insurance companies; and product and technological implementations. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer usage of the internet to shop for and purchase insurance; the willingness and capability of insurance companies or other insurance entities to offer their products or instant quotes on the Company’s website or through the Company’s licensed subsidiaries; changes in the Company’s relationships with existing insurance companies or other customers, including, changes due to consolidation within the insurance industry; changes in the Company’s relationship with strategic and/or marketing partners; the Company’s ability to attract and integrate new insurance providers and strategic partners; implementation of competing Internet strategies by existing and potential competitors; implementation and consumer acceptance of new product or service offerings; the outcome of litigation in which the Company is a party; insurance and financial services industry regulation; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

“INSWEB” and “AGENTINSIDER” are registered service marks of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Transaction fees	$7,667	$5,746	$32,940	$28,161
Other	61	78	258	340
Total revenues	7,728	5,824	33,198	28,501

Operating expenses:
Direct marketing	4,543	3,275	19,567	18,576
Sales and marketing	1,190	1,586	5,246	7,512
Technology	731	721	3,075	4,459
General and administrative	954	719	4,213	3,799
Lease loss accrual	(985)	—	(985)	—
Total operating expenses	6,433	6,301	31,116	34,346
Income (loss) from operations	1,295	(477)	2,082	(5,845)
Interest income	91	139	378	425
Other income (expense), net	—	2	6	2,050
Income (loss) before income taxes	1,386	(336)	2,466	(3,370)
Provision for income taxes	45	—	45	—
Net income (loss)	$1,341	$(336)	$2,421	$(3,370)

Net income (loss) per share:
Basic	$0.29	$(0.08)	$0.55	$(0.82)
Diluted	$0.23	$(0.08)	$0.46	$(0.82)

Weighted-average shares used in computing net income (loss) per share:
Basic	4,552	4,099	4,387	4,092
Diluted	5,753	4,099	5,295	4,092

INSWEB CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(unaudited)

	December 31,	December 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$10,777	$6,750
Accounts receivable, net	2,428	2,804
Prepaid expenses and other current assets (including related party receivable of $48 as of December 31, 2007)	596	398
Total current assets	13,801	9,952

Property and equipment	257	389
Other assets	75	115
Total assets	$14,133	$10,456

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,118	$2,248
Accrued expenses	1,426	2,672
Deferred revenue	246	245
Total current liabilities	3,790	5,165

Commitments and contingencies

Shareholders’ equity:
Common stock	8	7
Paid-in capital	206,208	203,578
Treasury stock	(6,334)	(6,334)
Accumulated deficit	(189,539)	(191,960)
Total shareholders’ equity	10,343	5,291
Total liabilities and shareholders’ equity	$14,133	$10,456

The following financial highlights and key metrics are provided as a resource for our investors. Please refer to the Company’s filings with the Securities and Exchange Commission for additional information regarding our business.

	Three months ended
	December 31, 2007	September 30, 2007	December 31, 2006

Revenues:
Auto	$6,668,000	$7,995,000	$4,187,000
All Other	$1,060,000	$1,236,000	$1,637,000
Total	$7,728,000	$9,231,000	$5,824,000

# of Consumers:
Auto	1,477,000	1,802,000	903,000
All Other	148,000	164,000	118,000
Total	1,625,000	1,966,000	1,021,000

Revenues per Consumer:
Auto	$4.51	$4.44	$4.64
All Other	$7.16	$7.54	$13.87
Total	$4.76	$4.70	$5.70

Auto Segment B Revenue per Click	$6.57	$6.49	$5.01
Avg. Times Lead Sold - (Auto and Home)	4.7	4.0	N/A*

Agent Insider Approved Agents	5,256	4,903	4,016

Direct Marketing Costs:	$4,543,000	$5,899,000	$3,275,000
Direct Marketing Costs as a percent of Revenues	59%	64%	56%
Marketing Costs per Consumer	$2.80	$3.00	$3.21

Cash and Cash Equivalents:	$10,777,000	$8,491,000	$6,750,000
Accounts Receivable:	$2,428,000	$5,104,000	$2,804,000
Day Sales Outstanding (DSO):	44	43	45

Staffing:	62	59	95

*N/A      Information not available at that time

Definitions:

“# of Consumers”	Represents consumers acquired from marketing activities

“Per Consumer Information”	Represents Revenues earned or marketing costs incurred per consumer who has started an InsWeb quote form

“Segment B”	Auto insurance consumers classified as non-standard (bad driving record, not enough experience, or not permanently insured for 3 years)

“Avg Times Lead Sold”	Total # of times a lead is sold, including leads sold by NetQuote on our behalf

“AgentInsider” Approved Agents	# of agents approved to buy leads through AgentInsider

“Direct Marketing Costs”	Represents expenses incurred by InsWeb to drive consumers to InsWeb’s online insurance marketplace